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                                                                  Exhibit 99.1
                               August 26, 1999

Jupiter Communications

Dear eGain Communications Corporation:

Per our discussion, you have approval of Jupiter Communications to use the following information as stated below (in bold).

From the eGain Communications Corporation Registration Statement on Form S-1, sections entitled "Summary" and "Business--Industry Background";

"However, according to a recent Jupiter Communications study of 125 top eCommerce sites, 42% of the sites either refused to accept an email, never responded to an email, or took longer than five days to respond."

"According to a recent survey by Jupiter Communications of 125 top eCommerce sites, 42% of the sites either refused to accept an email message, never responded to the message or took longer than five days to respond."


                                        Sincerely,

                                        /s/ Isabel Marsh
                                        -----------------------
                                        (name) Isabel Marsh
                                        (title) Director of Client Services
                                        Jupiter Communications